Exhibit 99.1

Heron Therapeutics, Inc. Adopts Tax Benefits Preservation Plan to Protect NOL Assets and Shareholder Value

CARY, NC – August 15, 2025 – Heron Therapeutics, Inc. (Nasdaq: HRTX) (“Heron” or the “Company”), a commercial-stage biotechnology company, today announced that its Board of Directors (the “Board”) has adopted a Section 382 rights plan (the “Rights Plan”) designed to protect the availability and significant potential value of the Company’s net operating loss carryforwards (“NOLs”) and other tax attributes, which may be used to offset future taxable income. The Board unanimously approved the adoption of the Rights Plan. In addition, the Rights Plan satisfies the covenant to preserve the NOLs pursuant to the Company's Note Purchase Agreement with Rubric Capital Management dated August 8, 2025. The Rights Plan is effective August 14, 2025.

As of December 31, 2024, Heron had approximately $1.37 billion of U.S. federal NOLs, which may be available to offset future taxable income, and enhance cash flow as the Company executes its growth strategy. However, the Company’s ability to use these NOLs would be substantially limited if it experienced an “ownership change” under Section 382 of the Internal Revenue Code. The Rights Plan is intended to reduce the likelihood of such an event by deterring any single investor or group from acquiring beneficial ownership of 4.99% or more of Heron’s outstanding common stock. The Rights Plan will expire one year from the effective date, unless earlier terminated or extended by the Board.

“Adopting the Section 382 Rights Plan is intended solely to protect the significant potential value of the Company’s NOLs, which we believe can offset pre-tax income as the Company executes its near-term and long-term organic and inorganic growth plan,” said Adam Morgan, Board Chairman.

Details of the Rights Plan and the related rights will be contained in a Current Report on Form 8-K that the Company will file with the Securities and Exchange Commission.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than historical facts are forward-looking statements, which can be identified by words such as “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” “intends” and similar expressions.

These forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially. These include: the difficulty of determining all facts relevant to Section 382 of the Code; unreported stockholder trading activity; unanticipated interpretations of the Code and related regulations; and the possibility that adoption of the Rights Plan may not prevent transactions that could adversely affect the Company’s tax attributes. Readers are cautioned not to place undue reliance on forward-looking statements. Heron undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Relations and Media Contact:

Ira Duarte
Executive Vice President, Chief Financial Officer
Heron Therapeutics, Inc.

iduarte@herontx.com

858-251-4400